Exhibit 4.28

English Translation

CALL OPTION AGREEMENT

THIS CALL OPTION AGREEMENT (“this Agreement”) is entered into by the parties below in Changsha on and as of June 8, 2011:

BY AND AMONG:

Party A: Changsha Little New Star Animation Digital Technology Co., Ltd.

Address: 3/F, Block 5, Xiangshu Yuan, 8 Lu Gu Lu Tian Road, Gao Xin Kai Fa District, Changsha

Party B: Dong Xu

ID Card No.: 110108196611048978

Address: A4-4A Cuihai Garden, Qiaoxiang Road, Futian District, Shenzhen

WHEREAS:

1.	Changsha Leisen Education Software Co., Ltd. (“Leisen Education”) is a limited liability duly incorporated under Chinese laws, and its registered address is: Changsha Technology Chengguo Zhuanhua Base, 2 Lu Gu Lu Jing Road, Gao Xin Kai Fa District, Changsha;

2.	As of the execution date of this Agreement, Party B hold 100% equity interest in Leisen Education (“Target Equity”);

3.	Party B intends to grant to Party A an option so that Party A or any third parties designated by it can purchase all equity interest held by Party B in Leisen Education to the extent permitted by Chinese laws and at such a time as Party A deems appropriate (“Call Option”).

NOW, THEREFORE, through friendly negotiations, all the parties (the “Parties”) hereby agree as follows:

1.	Grant of the Call Option

Party B hereby irrevocably grants to Party A the following rights:

1.1	Within 10 years after this Agreement becomes effective (“Exercise Term”), to the extent permitted by Chinese laws and regulations then in effect, Party A or any third parties designated by it shall have the option to purchase all or part of the Target Equity held by Party B in Leisen Education at the Exercise Price or a percentage thereof at any time according to the terms and conditions of this Agreement. Party B agree to sign the equity transfer agreement with Party A or any third parties designated by it in the format listed in Annex 1 attached hereto (the “Equity Transfer Agreement”).

1.2	At any time during the Exercise Term, to the extent permitted by Chinese laws and regulations then in effect, Party A shall be entitled to request Party B to transfer all or part of the Target Equity at the Exercise Price to Party A or any third parties designated by it.

1.3	Within the Exercise Term, Party A or any third parties designated by it shall be entitled to exercise the Call Option under this Agreement in any number of times until all the Target Equity is transferred to Party A or any third party designated by it.

1.4	Subject to laws and after Party A gives an exercise notice (as set forth in Article 4.1 below), Party B shall unconditionally assist in performing the above procedures, transfer all or part of the Target Equity to Party A or any third party designated by it, and help Party A handle the examination & approval, permit, registration, filing and other procedures necessary for such equity transfer.

1.5	Within the Exercise Term, in the event that the possession by Party B of the Target Equity will violate laws and administrative regulations, Party B shall promptly give a written notice to Party A, explaining specific reasons. In this case, Party A will: (1) forthwith exercise the option according to Article 4.1; or (2) designate a suitable third party to purchase all or part of the Target Equity held by Party B at the Exercise Price.

2.	Consideration of Call Option

The consideration of the Call Option under this Agreement is RMB10,000.

3.	Exercise

3.1	Within the Exercise Term, to the extent permitted by Chinese laws and regulations then in effect, Party A may give an exercise notice (the “Exercise Notice”) to Party B, requesting to exercise its Call Option under this Agreement, purchase all or part of the Target Equity held by Party B, or transfer the Target Equity to a third party designated by Party A

3.2	Once Party B receives the Exercise Notice given by Party A according to Article 4.1, Party B shall forthwith:

3.2.1	Sign the Equity Transfer Agreement with Party A and/or any third party designated by Party A pursuant to the requirements of the Exercise Notice and the format in Annex 1 attached hereto;

3.2.2	Amend the articles of association of Leisen Education with Party A and/or any third parties designated by Party A according to the provisions of the Equity Transfer Agreement;

3.2.3	Cause the shareholder meeting of Leisen Education to approve the resolutions on the equity transfer under such exercise and cause the amendment of the articles of association of Leisen Education;

3.2.4	Together with Party A and/or any third parties designated by Party A, cause Leisen Education to submit the Equity Transfer Agreement and the amendment of the articles of association of Leisen Education to relevant examination and approval authorities, and assist in obtaining necessary approval;

3.2.5	Together with Party A and/or any third parties designated by Party A, cause and assist Leisen Education to handle registration procedures regarding relevant changes with its registration authorities; and

3.2.6	Handle all other matters necessary to complete this equity transfer.

4.	Exercise Price

The Parties agree that except as otherwise required by applicable laws, the price of the purchase by Party A of all the Target Equity is RMB2,788,727.39 (the “Exercise Price”). If Party A only purchases part of the Target Equity, the price is determined on a pro-rata basis.

5.	Termination of Leisen Education

Party B further undertakes that they will not take any actions that may result in the termination of Leisen Education within the Exercise Term owing to its bankruptcy, dissolution, or closedown based on the law.

6	Representations and Warranties by Party B

Party B represents and warrants to Party A that from the effective date of this Agreement through the date of completion of transfer of all the Target Equity to Party A:

6.1	Party B legally holds the Target Equity.

6.2	Party B has fully performed the obligations under the articles of association of Leisen Education and is free of any situations that may affect its legal status as the shareholder of Leisen Education or any situations that may affect the exercise by Party A of the Call Option under this Agreement.

6.3	Except for the equity pledge consented to by Party A, any Target Equity held by Party B is free and clear of any form of security interest or any sequestrations, or any disputes, lawsuits, arbitrations or any other administrative or judicial enforcement arrangements regarding such equity, and nobody may make any claims against such equity.

6.4	Party B has disclosed to Party A any and all data or information that may have an adverse material effect upon the ability of Party B in performing the obligations under this Agreement or upon Party A’s intention of signing this Agreement.

In addition, all representations and warranties made to Party A under the Loan Agreement executed by all the parties on June 8, 2011 are incorporated herein.

7	Further Undertakings by Party B

Party B undertakes to Party A that:

7.1	Within the term of this Agreement, they will take all necessary actions to ensure that Leisen Education can timely obtain all business licenses and that all business licenses remain in force at any time.

7.2	Within the term of this Agreement, without Party A’s prior written consent:

7.2.1	Party B shall not transfer or otherwise dispose of any Target Equity or set any security interest or other third-party right on any Target Equity;

7.2.2	Party B shall not approve the increase or decrease of the registered capital of Leisen Education or its existing shareholders;

7.2.3	Party B shall not dispose of or cause the management of Leisen Education to dispose of any assets of Leisen Education (except those occurring in the normal course of business);

7.2.4	Party B shall not terminate or cause the management of Leisen Education to terminate any significant agreements signed by Leisen Education (significant agreements are to be defined by Party A) or sign any other agreements conflictive with existing significant agreements;

7.2.5	Party B shall not appoint or remove any of Leisen Education’s executive director or director (if any), supervisor or, other management personnel appointable and removable by existing shareholders;

7.2.6	Except as compulsorily required by law, without Party A’s consent, Party B shall not distribute or actually pay any distributable profits, bonuses or dividends of Leisen Education;

7.2.7	Except as compulsorily required by law, Party B shall not approve the amendment of the articles of association of Leisen Education.

8	Confidentiality

Each party hereto shall keep the contents of this Agreement confidential and, without the prior consent of the other party, shall not disclose to any other person or comment on the contents of this Agreement, provided, however, that this obligation does not apply to any information which is:

(1)	disclosed under requirement of relevant laws or stock exchange’s regulations;

(2)	already publicly available other than through the recipient’s breach;

(3)	disclosed to recipient’s shareholder, accountant, financial consultant, legal adviser, or other professional consultant;

(4)	disclosed to the potential buyer of recipient or its equity/assets, other investors, or debt or equity financier, which shall make the appropriate confidentiality commitments (also subject to Party A’s consent if transferor is not Party A).

9	Defaulting Liabilities

9.1	Any of the following matters is deemed as a breach of this Agreement by Party B:

9.1.1	Party B violates any provision of this Agreement, or any representation or warranty made by Party B under this Agreement is seriously erroneous, untrue and incorrect.

9.1.2	Without Party A’s prior written consent, Party B transfers or otherwise assigns or pledges any of its rights under this Agreement.

9.2	In case of any breach or other event by Party B, in addition to the remedies under the laws, Party A may also:

9.2.1	In case of any breach or other event by Party B, in addition to the remedies under the laws, Party A may also:

9.2.2	Immediately take back the borrowing under the Loan Agreement executed with Party B;

9.2.3	Request Party B to compensate all direct and indirect losses, including, but not limited to, fruit arising from the Target Equity as well as all lawyer’s fee, travelling expenses, investigation expenses and other expenses paid for enforcement or seeking remedies).

10	Termination

10.1	At any time within the Exercise Term, Party A may, at its own discretion, give a written notice to Party B to unconditionally terminate this Agreement without undertaking any responsibilities.

10.2	At any time within the Exercise Term, Party B shall not terminate this Agreement unilaterally.

11	Applicable Law and Dispute Resolution

11.1	The formation, validity, interpretation and performance, and settlement of disputes in connection with this Agreement shall be governed by Chinese laws.

11.2	Any Dispute arising from or out of the performance of or in connection with this Agreement shall be resolved by the Parties through amicable negotiations. In case no resolution can be reached by the Parties through negotiations within sixty (60) days after either party gives a written notice about such dispute to the other party, either party may refer such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”), South China Sub-Commission, for arbitration in Shenzhen in accordance with CIETAC’s arbitration rules then in effect. The arbitral award shall be final and binding upon the Parties.

12	Miscellaneous

12.1	The annex attached hereto forms an integral part of this Agreement and has the same legal force as this Agreement.

12.2	Anything not covered herein may be resolved by the Parties by signing a supplementary agreement, which shall be deemed as an integral part of this Agreement.

12.3	Neither party shall amend or modify this Agreement without the consent of the other party. This Agreement may not be amended or modified except by a written instrument signed by the Parties after negotiations.

12.4	No failure or delay on the part of Party A to exercise any right or remedy under this Agreement shall be construed as a waiver thereof or preclude Party A from exercising such right or remedy at any time in accordance with this Agreement and/or laws and regulations.

12.5	The invalidity of any provision of this Agreement shall not affect the validity of the remainder of this Agreement.

12.6	Party A may, at any time, transfer all or part of its rights under this Agreement to any third parties without requiring the consent of Party B; without Party A’s consent, Party B shall not transfer any of their rights and obligations under this Agreement. It shall be guaranteed that following the transfer of the rights under this Agreement, Party A and transferee still perform the relevant obligations under this arrangement.

13	Counterparts and Effectiveness

13.1	This Agreement is executed in two (2) originals, with one (1) to be held by each of the Parties. All originals shall have the same legal effect.

13.2	This Agreement shall become effective after it is signed by the Parties or their authorized representatives. Notwithstanding anything to the contrary herein, neither party shall cancel this Agreement, revoke this Agreement or prematurely terminate this Agreement by alleging that this Agreement or any provision thereof is manifestly unfair or violates fairness principle, industry practice, or market price or otherwise.

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IN WITNESS WHEREOF, the Parties or their duly authorized representatives have executed this Agreement in Changsha as of the date first above written.

Party A: Changsha Little New Star Animation Digital Technology Co., Ltd. (Chop)

[Chop of Changsha Little New Star Animation Digital Technology Co., Ltd. is affixed]

Signature:	/s/ Benguo Tang
Name:
Title:

Party B: Dong Xu

/s/ Dong Xu

Exhibit 1: EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (“this Agreement”) is entered into by the two parties below in              on and as of             :

(1)	(the “Transferor”)

(2)	(the “Transferee”)

WHEREAS:

1.	Transferor holds [ ]% equity of Changsha Leisen Education Software Co., Ltd. (“Leisen Education”); and

2.	Transferor agrees to transfer its [ ]% equity in Leisen Education to Transferee, and Transferee agrees to purchase such equity.

NOW, THEREFORE, through friendly negotiations, both parties hereby enter into this Agreement with respect to the equity transfer hereof:

Article 1   Equity Transfer and its Completion

1.1	Both parties agree that Transferor transfers its [ ]% equity in Leisen Education to Transferee subject to the terms and conditions of this Agreement. Party B agrees to purchase the equity transferred by Party A.

1.2	The closing date of the equity transfer above is the date when the industrial and commercial change registration of Leisen Education is completed. As from equity closing date, the [ ]% equity held by Transferor in Leisen Education is transferred to Transferee, and Transferee enjoys the rights of the shareholder of Leisen Education and undertakes the obligations of shareholder on the basis of its 100% equity.

Article 2   Transfer Price

2.1	Both parties agree that equity transfer price is RMB [ ] and shall be paid within days after the signing of this Agreement.

Article 3   Taxes and Fees

Each party shall bear all the applicable taxes, expenses, and costs (including the reasonable expenses and costs in connection with its lawyers, accountants and other experts) arising from its negotiation, preparation, and execution of this Agreement and the obtaining of all approvals necessary for this Agreement.

Article 4   Dispute Resolution

Any dispute arising in connection with this Agreement shall be resolved by Transferor and Transferee through amicable negotiations. In case no resolution can be reached within thirty (30) days after negotiations start, either party may refer such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”), South China Sub-Commission, for arbitration in Shenzhen in accordance with CIETAC’s arbitration rules then in effect. The arbitral award shall be final and binding upon both parties.

Article 5   Miscellaneous

This Agreement is executed in Chinese in [six] copies, with two copies to be held by each of Transferor and Transferee, one copy to be submitted to the original industrial and commercial registration authorities of Leisen Education for recording and one copy to be submitted to notary public office for notarization (if needed). All copies shall have the same legal effect.

Authorized Representative of the Transferor (Signature):	Authorized Representative of the Transferee (Signature):

Name:	Name: